As filed with the Securities and Exchange Commission on March 28, 2025

Registration No. 333-228793

Registration No. 333-215990

Registration No. 333-214484

Registration No. 333-213873

Registration No. 333-213291

Registration No. 333-212816

Registration No. 333-211646

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT No. 333-228793

FORM S-3 REGISTRATION STATEMENT No. 333-215990

FORM S-3 REGISTRATION STATEMENT No. 333-214484

FORM S-3 REGISTRATION STATEMENT No. 333-213873

FORM S-3 REGISTRATION STATEMENT No. 333-213291

FORM S-3 REGISTRATION STATEMENT No. 333-212816

FORM S-3 REGISTRATION STATEMENT No. 333-211646

UNDER

THE SECURITIES ACT OF 1933

Vislink Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-5856795
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

350 Clark Drive, Suite 125

Mt. Olive, NJ 07828

(908)-852-3700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Carleton M. Miller

Chief Executive Officer

350 Clark Drive, Suite 125

Mt. Olive, NJ 07828

(908)-852-3700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Ira L. Kotel

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 768-7600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Vislink Technologies, Inc., a Delaware corporation (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Forms S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all of the Company’s common stock, par value $0.00001 (“Common Stock”), and any and all other securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the number of shares of Common Stock listed as being registered pursuant to each Registration Statement listed below do not take into account corporate actions, such as stock splits, taken in the interim):

●	Registration Statement on Form S-3 (File No. 333-228793), filed with the SEC on December 14, 2018, registering 33,892,846 shares of Common Stock for resale by certain stockholders of the Company;
●	Registration Statement on Form S-3 (File No. 333-215990), filed with the SEC on February 10, 2017, registering 416,667 shares of Common Stock for resale by certain stockholders of the Company;
●	Registration Statement on Form S-3 (File No. 333-214484), originally filed with the SEC on November 7, 2016, as amended on December 8, 2016, registering 1,666,672 shares of Common Stock for resale by certain stockholders of the Company;
●	Registration Statement on Form S-3 (File No. 333-213873), filed with the SEC on September 30, 2016, registering 1,666,672 shares of Common Stock for resale by certain stockholders of the Company;
●	Registration Statement on Form S-3 (File No. 333-213291), filed with the SEC on August 24, 2016, registering 833,336 shares of Common Stock for resale by certain stockholders of the Company;
●	Registration Statement on Form S-3 (File No. 333-212816), filed with the SEC on August 1, 2016, registering 208,334 shares of Common Stock for resale by certain stockholders of the Company; and
●	Registration Statement on Form S-3 (File No. 333-211646), originally filed with the SEC on May 26, 2016, as amended on June 20, 2016, registering 8,000,000 shares of Common Stock for resale by certain stockholders of the Company.

In accordance with the undertaking contained in each Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company is removing from registration by means of this Post-Effective Amendment all securities registered under the Registration Statements which remain unsold as of the date of these Post-Effective Amendments, and is terminating the effectiveness of the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all Common Stock and other securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Olive, New Jersey, on March 28, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Act.

Vislink Technologies, Inc.

By:	/s/ Michael C. Bond
Michael C. Bond
Chief Financial Officer (Principal Financial and Accounting Officer)